Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

CHASE CORPORATION ANNOUNCES THIRD QUARTER RESULTS
REVENUE OF $72.11 MILLION
EARNINGS PER SHARE OF $0.90 PAID DOWN REVOLVING CREDIT FACILITY IN FULL FURTHER PROGRESS ON FACILITY CONSOLIDATION

Westwood, MA – July 9, 2019 – Chase Corporation (NYSE American: CCF), a global specialty chemicals company that is a leading manufacturer of protective materials for high-reliability applications across diverse market sectors, today announced financial results for the quarter ended May 31, 2019, the third quarter of its fiscal 2019.

THIRD QUARTER	YEAR-TO-DATE THIRD QUARTER
● Revenue decreased 9% to $72.11M	● Revenue increased 2% to $211.25M
● Operating income decreased 28% to $12.26M	● Operating income decreased 22% to $32.49M
● Net income decreased 37% to $8.54M	● Net income decreased 29% to $22.64M
● Diluted EPS decreased 37% to $0.90	● Diluted EPS decreased 29% to $2.39
● Net cash provided by operating activities increased 11% to $12.97M	● Net cash provided by operating activities decreased 4% to $30.28M
● EBITDA decreased 30% to $16.54M*	● EBITDA decreased 21% to $44.36M*
● Adjusted EBITDA decreased 24% to $16.74M*	● Adjusted EBITDA decreased 14% to $47.71M*
● Adjusted EPS decreased 30% to $0.92*	● Adjusted EPS decreased 19% to $2.66*
● Free cash flow increased 20% to $12.44M*	● Free cash flow decreased 1% to $28.43M*

*  Reconciliations of the non-GAAP financial measures to Chase’s GAAP financial results are included at the end of this release.  See also “Use of Non-GAAP Financial Measures” below.

Adam P. Chase, President and Chief Executive Officer, commented, “Continued headwinds from trade disputes and uncertainty impacted our results.  We are proud of our employees for their efforts in helping the Company manage the challenges presented without losing focus on growth opportunities.  We manage the business for the long-term and are committed to delivering value to our customers while facing short-term volatility in trading conditions. Third quarter revenue compared unfavorably to the prior year, with both operating segments reporting sales decreases. From a gross margin prospective, the Industrial Materials segment was affected by a comparatively unfavorable sales mix and continued elevated raw material costs, which it was able to partially temper with price increases passed on to the market. The Company’s Construction Materials segment, which historically has enjoyed its highest sales volumes in the second half of our fiscal year, managed to improve its margin percentage over the prior year period. As a whole, our companywide margin percentage slightly improved for the third quarter as compared to the first half of fiscal 2019.

“Executing on our core strategic drivers remains our focus.  Cost pressures have led to making investment in consolidation efforts a high priority. There were a number of accomplishments worth recognizing for the third quarter of 2019, including launching the next phase in our facility consolidation and rationalization initiative (the relocation of our pulling and detection manufacturing operations into our Hickory, NC facility), the full paydown of the debt incurred to acquire Zappa Stewart in the prior year, and generation of free cash flows surpassing the same period in the prior year. These were coupled with further progress on the consolidation of our cable materials operations into our Oxford, MA and Lenoir, NC facilities — achieving run rates comparable to the prior year, even when accounting for idle facility costs. During this time, we have remained active in the M&A market, maintaining a pipeline of potential targets along with ongoing due diligence efforts, but have also maintained a disciplined approach with valuations and not felt compelled to stretch for opportunities presented.”

Industrial Materials:

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
	2019	2018	2019	2018
Revenue	$59,713	$65,389	$177,138	$170,641
Cost of products and services sold	39,515	40,356	116,682	106,088
Gross Margin	$20,198	$25,033	$60,456	$64,553
Gross Margin % **	34%	38%	34%	38%

**Adjusted to remove the impact of inventory step up, the GM% would be 39% for the nine-month period ended May 31, 2018.

“The third quarter marked the first period of fiscal 2019 where we did not receive an inorganic comparative bump from our prior year acquisition of Zappa Stewart,” Mr. Chase remarked.  “The segment’s overall revenue decrease resulted from the divestiture of our structural composites business during the prior year third quarter, and sales decreases from our electronic and industrial coatings and electronic materials product lines, each representing a business with heavy exposure to Asian markets. Partially offsetting the overall sales decrease, Zappa Stewart’s top-line compared favorably to the prior year third quarter, as did that of our pulling and detection product line which had strong sales into the telecommunication and utility markets.”

Construction Materials:

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
	2019	2018	2019	2018
Revenue	$12,399	$13,529	$34,108	$36,069
Cost of products and services sold	6,891	7,896	19,512	21,050
Gross Margin	$5,508	$5,633	$14,596	$15,019
Gross Margin %	44%	42%	43%	42%

“While its revenue did decrease from the prior year third quarter, our Construction Materials segment recognized a favorable sales mix and was able to achieve an improved margin percentage in the current year period,” noted Mr. Chase. “Our third fiscal quarter brings with it the start of the outdoor construction and infrastructure building, maintenance and repairs season across much of North America, and historically has marked the beginning of the segment’s highest sales period (the second half of our fiscal year). Our coating and lining systems and building envelope product lines surpassed prior year results but were negatively affected by the year-over-year decrease of our U.K.-produced water and wastewater pipeline products, which are predominantly sold into the Middle East and drove the segment’s overall unfavorable sales results. The higher volume Middle East construction projects that benefited the Company in past years are mostly completed.  A tighter credit environment in the region has further suppressed demand.”

Other Matters:

Christian J. Talma, Chief Financial Officer, added, “In the third quarter of fiscal 2019, our recognized effective tax rate was 29.9%, while our year-to-date effective rate was 26.8%. This year-to-date rate is within the range we would anticipate moving forward, barring the potential effects discrete items might have in individual periods.

“During the quarter, we successfully paid down in full the remaining balance of the debt incurred to acquire Zappa Stewart in fiscal year 2018. Cash for the paydown came from our strong domestic operational cash flows, as well as repatriated cash from our U.K. operations which we were able to onshore without further tax ramifications under the new Tax Act rules. Our debt facility allows for us to pay down debt when we have excess cash, while also retaining access to the immediate liquidity it offers to fund future accretive activities as identified.”

Mr. Chase also commented, “Our balance sheet remains strong. As of May 31, 2019, the Company’s cash on hand was $30.64 million and our $150 million revolving credit facility was fully available.  We will continue to manage our portfolio of businesses, facilities and proven product offerings with an aim to maintain smart strategic growth over the long-term — our current financial position and our Company’s dedicated associates make this possible. It is along these lines that we will be reorganizing the Company’s reporting structure in the fourth quarter, bifurcating our existing Industrial Materials segment into two new segments — Adhesives Sealants and Additives as well as Industrial Tapes — along with rebranding our Construction Materials segment as Corrosion Protection and Waterproofing. This change comes following multiple recent acquisitions consolidated into our Industrial Materials segment, and certain changes in senior leadership.”

The following table summarizes the Company’s financial results for the three and nine months ended May 31, 2019 and 2018.

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
All figures in thousands, except per share figures	2019	2018	2019	2018
Revenue	$72,112	$78,918	$211,246	$206,710
Costs and Expenses
Cost of products and services sold	46,406	48,252	136,194	127,138
Selling, general and administrative expenses	13,251	13,542	39,699	37,413
Loss on impairment of goodwill	—	—	2,410	—
Acquisition-related costs	—	—	—	393
Exit costs related to facilities	193	—	453	—
Operating income	12,262	17,124	32,490	41,766
Interest expense	(91)	(389)	(457)	(874)
Gain on sale of license	—	—	—	1,085
Gain on sale of businesses	—	1,480	—	1,480
Other income (expense)	17	437	(1,105)	(466)
Income before income taxes	12,188	18,652	30,928	42,991
Income taxes	3,647	5,109	8,291	11,011
Net income	$8,541	$13,543	$22,637	$31,980
Net income per diluted share	$0.90	$1.43	$2.39	$3.38
Weighted average diluted shares outstanding	9,379	9,373	9,378	9,362
Reconciliation of net income to EBITDA and adjusted EBITDA
Net income	$8,541	$13,543	$22,637	$31,980
Interest expense	91	389	457	874
Income taxes	3,647	5,109	8,291	11,011
Depreciation expense	1,143	1,252	3,634	3,870
Amortization expense	3,114	3,217	9,339	8,450
EBITDA	$16,536	$23,510	$44,358	$56,185
Cost of sale of inventory step-up	—	—	—	1,530
Acquisition-related costs	—	—	—	393
Gain on sale of license	—	—	—	(1,085)
Gain on sale of businesses	—	(1,480)	—	(1,480)
Loss on impairment of goodwill	—	—	2,410	—
Exit costs related to facilities	193	—	453	—
Pension settlement costs	11	—	484	—
Adjusted EBITDA	$16,740	$22,030	$47,705	$55,543

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
	2019	2018	2019	2018
Reconciliation of net income to adjusted net income
Net income	$8,541	$13,543	$22,637	$31,980
Transitional impact of the Tax Cuts and Jobs Act, net	—	49	(140)	597
Excess tax benefit related to ASU No. 2016-09	—	—	—	(977)
Cost of sale of inventory step-up	—	—	—	1,530
Acquisition-related costs	—	—	—	393
Gain on sale of license	—	—	—	(1,085)
Gain on sale of businesses	—	(1,480)	—	(1,480)
Loss on impairment of goodwill	—	—	2,410	—
Exit costs related to facilities	193	—	453	—
Pension settlement costs	11	—	484	—
Income taxes ***	(43)	380	(703)	165
Adjusted net income	$8,702	$12,492	$25,141	$31,123
Adjusted net income per diluted share (Adjusted diluted EPS)	$0.92	$1.32	$2.66	$3.29

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
	2019	2018	2019	2018
Reconciliation of cash provided by operations to free cash flow
Net cash provided by operating activities	$12,972	$11,666	$30,275	$31,650
Purchases of property, plant and equipment	(537)	(1,322)	(1,841)	(2,908)
Free Cash Flow	$12,435	$10,344	$28,434	$28,742

*** For the three and nine months ended May 31, 2019, represents the aggregate tax effect assuming a 21% tax rate for the items impacting pre-tax income, which is our estimated effective U.S. statutory Federal tax rate for fiscal 2019. For the three and nine months ended May 31, 2018, represents the aggregate tax effect assuming a 25.7% tax rate for the items impacting pre-tax income, which was our effective U.S. statutory Federal tax rate for fiscal year 2018 following the enactment of the Tax Cuts and Jobs Act in December 2017.

Contact:

Ruthanne Hawkins

Shareholder & Investor Relations Department

Phone:(781) 332-0700

E-mail:investorrelations@chasecorp.com

Website:www.chasecorp.com

Chase Corporation, a  global specialty chemicals company that was founded in 1946, is a leading manufacturer of protective materials for high-reliability applications throughout the world.

Use of Non-GAAP Financial Measures

The Company has used non-GAAP financial measures in this press release. Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are non-GAAP financial measures.  The Company believes that Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are useful performance measures as they are used by its executive management team to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  The Company believes Adjusted net income, Adjusted diluted EPS,  EBITDA and Adjusted EBITDA are commonly used by financial analysts and others in the industries in which the Company operates, and thus provide useful information to investors. Non-GAAP financial measures should be considered in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP.

Cautionary Note Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential”, among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  To comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes; and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.